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                                                                Exhibit (d)(4)

              KTI, INC. NON-PLAN STOCK OPTION TERMS AND CONDITIONS

         1. PLAN INCORPORATED BY REFERENCE. This Option is issued outside of the terms of the KTI, Inc. 1994 Long-Term Incentive Stock Option Plan (the "Plan").

         2. OPTION PRICE. The price to be paid for each share of Common Stock issued upon exercise of the whole or any part of this Option is the Option Price set forth on the face of this certificate.

         3. EXERCISABILITY SCHEDULE. This Option may be exercised at any time and from time to time for the number of shares and in accordance with the exercisability schedule set forth on the face of this certificate, but only for the purchase of whole shares. This Option may not be exercised as to any shares after the Expiration Date.

         4. METHOD OF EXERCISE. To exercise this Option, the Optionholder shall deliver written notice of exercise to the Corporation specifying the number of shares with respect to which the Option is being exercised accompanied by payment of the Option Price for such shares in cash, by certified check or in such other form, including shares of Common Stock of the Corporation valued at their Fair Market Value on the date of delivery, as the Committee may at the time of exercise approve. Promptly following such notice, the Corporation will deliver to the Optionee a certificate representing the number of shares with respect to which the Option is being exercised.

         5. RIGHTS AS A STOCKHOLDER OR EMPLOYEE. The Optionee shall not have any rights in respect of shares as to which the Option shall not have been exercised and payment made as provided above. The Optionee shall not have any rights to continued employment by the Corporation or any Subsidiary by virtue of the grant of this Option.

         6. RECAPITALIZATION, MERGERS, ETC. In the event of corporate transactions affecting the Corporation's outstanding Common Stock, the Committee shall equitably adjust the number and kind of shares subject to this Option and the exercise price hereunder. If such transaction involves a consolidation or merger of the Corporation with another entity, the sale or exchange of all or substantially all of the assets of the Corporation or a reorganization or liquidation of the Corporation, then in lieu of the foregoing, the Committee may upon written notice to the Optionee provide that this Option shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised. In connection with such notice, the Committee may in its discretion accelerate or waive any deferred exercise period.

         7. OPTION NOT TRANSFERABLE. This Option is transferable by the Optionee to the same extent and effect that options issued pursuant to the Plan may be transferred.

         8. EXERCISE OF OPTION AFTER TERMINATION OF EMPLOYMENT. If the Optionee's status as an employee or officer of (a) the Corporation or (b) a Subsidiary is terminated for any reason other than by disability (within the meaning of section 22(e)(3) of the Code) or death, the Optionee may exercise the rights which were available to the Optionee at the time of such termination only within three months from the date of termination. If such status is terminated as a result of disability, such rights may be exercised within twelve months from the date of termination. Upon the death of the Optionee, his or her personal representative shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights that were available to the Optionee at the time of death. Notwithstanding the foregoing, no rights under this Option may be exercised after the Expiration Date.

         9. COMPLIANCE WITH SECURITY LAWS. It shall be a condition to the Optionee's right to purchase shares of Common Stock hereunder that the Corporation may, in its discretion, require (a) that the shares of Common Stock reserved for issue upon the exercise of this Option shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Corporation's Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the shares shall be in effect or (ii) in the opinion of counsel for the Company, the proposed purchase shall be exempt from


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registration under that Act and the Optionee shall have made such undertakings and agreements with the Corporation as the Corporation may reasonably require, and (c) that such other steps, if any, as counsel for the Corporation shall consider necessary to comply with any law applicable to the issue of such shares by the Corporation shall have been taken by the Corporation or the Optionee or both. The certificates representing the shares purchased under this Option may contain such legends as counsel for the Corporation shall consider necessary to comply with any applicable law.

         10. PAYMENT OF TAXES. The Optionee shall pay to the Corporation, or make provision satisfactory to the Corporation for payment of, any taxes required by law to be withheld with respect to the exercise of this Option. The Committee may, in its discretion, require any other Federal or state taxes imposed on the sale of the shares to be paid by the Optionee. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares returned from the exercise of this Option, valued at their Fair Market Value on the date of delivery. The Corporation and its Subsidiaries may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionee.